SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2006
NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8359	22-2376465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Wyckoff Road
Wall, New Jersey	07719
(Address of principal executive offices)	(Zip Code)
(732) 938-1480
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.01. Entry into a Material Definitive Agreement.
     On December 12, 2006, the New Jersey Board of Public Utilities (“BPU”) issued a Decision and Order Approving Stipulation (the “Order”) that adopted and approved the terms of a Stipulation entered into by New Jersey Natural Gas Company (“NJNG”), a subsidiary of New Jersey Resources Corporation (the “Registrant”), South Jersey Gas Company (“SJG”) and the staff of the Board of Public Utilities (“BPU Staff”) on September 29, 2006 (the “Stipulation”). The Department of the Public Advocate, Division of Rate Counsel (“Rate Counsel”) agreed to the terms of the Stipulation on October 6, 2006 and NJNG, SJG, the BPU Staff and Rate Counsel (collectively, the “Parties”) recommended that the BPU issue an order adopting the Stipulation. In the Stipulation, the Parties agreed to a three-year pilot for a Conservation Incentive Program (“CIP”), previously referenced as the Conservation and Usage Adjustment (“CUA”). Copies of the Stipulation (including exhibits relevant to NJNG) and the Order are available on the Registrant’s website at http://www.njliving.com. A Current Report on Form 8-K regarding the Stipulation was filed by the Registrant on October 5, 2006.
     The Order approves a program that is designed to decouple the link between customer usage and NJNG’s utility gross margin to allow NJNG to encourage its customers to conserve energy. Under the Order, the existing Weather Normalization Clause (“WNC”), which captured gross margin variations related to weather usage, will be replaced with the CIP Rider which addresses margin variations related to both weather and customer usage (the “CIP Rider”).
     Pursuant to the terms of the Order, NJNG will initiate programs to encourage customer conservation efforts. NJNG will provide $2.0 million for program costs no later than December 22, 2006, and will continue to fund 100 percent of any additional program costs. Quarterly reports will be provided to the staff of the BPU and Rate Counsel documenting program expenditures. Additionally, according to the terms of the Order, NJNG is required to return an estimated $4.9 million to customers through the Societal Benefits Charge (“SBC”) in December 2006.
     According to the terms of the Order, the CIP Tariff (which is attached to the Stipulation as Exhibit C) will adjust NJNG’s gross margins for the impact of changes in average customer usage from a negotiated benehmark level that is attributable to weather and other factors. The residential heating benchmark for NJNG, which encompasses 90 percent of its total customer base, is 1,113 annual therms. There are separate benchmarks for the customer groups comprised of residential non-heating customers and commercial customers.
     Gross margin deficiencies attributable to conservation and other non-weather-related factors will be recovered from customers in the subsequent year through the CIP Rider. However, annual recoveries based on those deficiencies can be no greater than an agreed-upon level of Basic Gas Supply Service (“BGSS”) gas cost savings. The Order acknowledged an initial level of agreed upon savings of $10.6 million for each year of the pilot. This amount has been realized by releasing capacity, with BPU approval, from NJNG to NJR Energy Services, the wholesale energy services subsidiary of the Registrant.
     During each year of the pilot program, the non-weather related CIP charge, if any, will be compared to the BGSS gas cost savings during the period that the charge would be in effect. Specifically, the impact of non-weather related changes in customer usage for the period October 1, 2006 through September 30, 2007 will be eligible for recovery in the subsequent year provided that this impact is less than or equal to the value of the BGSS gas cost savings discussed above. Similar comparisons would be made for the other years of the pilot program. NJNG will make annual CIP filings, which will reflect both the weather and non-weather margin impacts from changes in customer usage, based upon seven months of actual data and five months of projected data, with a June 1 filing date, that will document actual results, perform the required CIP collection tests and propose the new CIP rate. Any variances from the annual filings will be subject to a true-up in the subsequent year. The BPU may review any aspect of the program, including, but not limited to, the sufficiency of the program funding.
     If the non-weather related CIP recovery is less than or equal to the level of BGSS cost savings achieved, the amount will be eligible for recovery through the CIP Rider. Any portion of the non-weather CIP value that exceeds BGSS cost savings will not be recovered in the current period and will be deferred for potential recovery in subsequent periods. Deferred CIP charges may be recovered in a future period to the extent that available gas cost savings are available to offset the deferred amount. Amounts deferred for three years and not yet recovered, if any, due to insufficient BGSS savings, will not be recovered from customers.
     As the WNC did, the CIP Rider includes a Return on Equity (“ROE”) test. The ROE limit will be set at 10.5 percent for the CIP. The test will operate identically to the WNC and will not permit the company to recover any portion of a CIP deficiency or charge that will cause NJNG to earn in excess of a 10.5 percent ROE. As with the WNC, NJNG’s incentive programs are excluded from ROE calculations. Additionally, NJNG has agreed to file for a review of its base rates by October 1, 2008, or the ROE used in the test will be reduced to 10.25 percent.
      The Order require that the enhanced conservation programs and CIP tariffs will be implemented on a pilot program basis beginning in October 2006 and ending in September 2009. The Order provides for a comprehensive review and evaluation process to determine the benefits to customers and NJNG during the initial term. The evaluation will begin no later than November 1, 2008, and will include an assessment performed by an independent third party. No later than April 1, 2009, NJNG will file a proposal with the BPU concerning the future disposition of the pilot program. The BPU retains full authority to extend, modify or terminate the pilot program upon the end of the three-year initial term. If a BPU order relative to the continuation of the CIP is not issued by October 1, 2009 as expected, the pilot program will continue for up to one additional year or until the issuance of a BPU order.

     If the BPU does not issue an order by October 1, 2010, the pilot program will terminate and the WNC will be reinstated and any CIP charges or credits associated with the final year of the program will be applied to customer bills in the subsequent year.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

Date: December 18, 2006	By:	/s/ Glenn C. Lockwood

Glenn C. Lockwood Senior Vice President, Chief Financial Officer and Treasurer